Exhibit 10.1

CUBIC CORPORATION

TRANSITION PROTECTION PLAN

Amended and Restated Effective October 10, 2020

SECTION 1.	INTRODUCTION.

This is an amendment and restatement of the Cubic Corporation Transition Protection Plan (the “Plan”) effective October 10, 2020 (the “Effective Date”) and restates the existing Transition Protection Plan.

The Company considers it essential to the best interests of the Company and its shareholders to foster the continuous employment of the Company’s key management personnel. The Executive Compensation Committee of the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control of the Company may occur and the uncertainty and questions that this possibility may raise among management could result in the departure of key executives, the distraction of key executives from the management of the business, or the inability to hire new key executives, all to the detriment of the Company and its shareholders.

The Executive Compensation Committee has unanimously decided to adopt the Plan to reinforce and encourage the continued dedication of key executives to their duties without the distraction arising from the possibility of a Change in Control of the Company and to provide such key executives with the benefits stated herein that ensure that the expectations of the executives will be satisfied, and that are also competitive with those of similar companies.

The Plan will provide for the payment of severance benefits to certain eligible employees of the Company in the event that such employees are subject to qualifying employment terminations in connection with a Change in Control. This document also is the Summary Plan Description for the Plan.

SECTION 2.	DEFINITIONS

For purposes of the Plan, the following terms are defined as follows:

(a)           “Affiliate” means any company controlled by, controlling or under common control with the Company.

(b)           “Base Salary” means, with respect to a Participant, the Participant’s annual base pay as in effect immediately prior to the Change in Control or immediately prior to the Participant’s termination of employment, whichever is greater, without consideration of any reduction constituting a Constructive Termination.

(c)           “Change in Control” shall be deemed to occur on the happening of any of the following events:

(i)              Any acquisition of beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as defined in Rule 13d-3 of the Exchange Act of such number of shares of the Company’s equity securities by any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Person”) which enables such Person to elect a majority of the Company’s Board by cumulative voting, assuming 90% of outstanding shares vote;

(ii)              Any sale of a Substantial Portion of the Property (as defined herein) of the Company.

(iii)             As to a Participant who is an employee of a Subsidiary, any sale of a Substantial Portion of the Property or the sale or issuance of a majority of the stock of such Subsidiary by the Company to any party other than an Affiliate of the Company;

(iv)             Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(v)             The consummation by the Company, directly or indirectly, in one or more steps, of a merger, consolidation, reorganization, or business combination or any act or event which results in a majority of the Company’s Board as existing immediately prior to such acts or events not continuing to serve as such; or

(vi)            A change in the composition of the Board such that, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2(c)(i), (ii)  or (v)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved (each, an “Incumbent Director”), cease for any reason to constitute a majority thereof; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director.

In addition, if a Change in Control constitutes a payment event with respect to any payment under this Plan which constitutes a deferral of compensation and is subject to Section 409A of the Code, the transaction or event described above with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)          “Company” means Cubic Corporation and its Subsidiaries or, following a Change in Control, the surviving entity resulting from such transaction.

(f)            “Constructive Termination” means a voluntary termination of employment by a Participant after one of the following is undertaken without the Participant’s express written consent:

(i)                a change in the Participant’s position with the Company (or its Subsidiary employing the Participant) that materially reduces the Participant’s authority, duties or responsibilities or the level of management to which he or she reports;

(ii)               a reduction in the Participant’s base salary (except for salary decreases generally applicable to the Company’s other similarly situated employees);

(iii)              (A) following a Change in Control, an elimination of the Participant’s opportunity to achieve bonuses on a basis comparable to that provided prior to the Change in Control, or (B) if the Participant participates in the Company’s Management Annual Incentive Plan or the Company’s Management 3-Year Incentive Plan, then an amendment to either such plan that reduces the percentage of average annual salary used to determine Participant’s bonus under such plan or plans either: (x) by more than 50% or (y) by an amendment that is not generally applicable to the Company’s other similarly-situated employees;

(iv)              an increase in the Participant’s one-way driving distance from the Participant’s principal personal residence to the principal office or business location at which the Participant is required to perform services of more than 20 miles, except for required travel for the Company’s business to an extent substantially consistent with Participant’s prior business travel obligations;

(v)              a material breach by the Company of any provisions of the Plan or any enforceable written agreement between the Company and the Participant; or

(vi)              any failure by the Company to obtain assumption of the Plan by any successor or assign of the Company.

Notwithstanding the foregoing, a voluntary termination shall not be deemed a Constructive Termination unless (x) the Participant provides the Company with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described in this Section 2(f) has occurred, (y) the Constructive Termination Notice is given within three months of the date the event occurred, and (z) the Company does not rescind or cure the conduct giving rise to the event described in this Section 2(f) within 10 days of receipt by the Company of the Constructive Termination Notice. A Participant’s Constructive Termination must occur within three months following the expiration of the foregoing cure period.

(g)           “Covered Termination” means, with respect to a Participant, an Involuntary Termination Without Cause or a Constructive Termination, but only if such event occurs at any time within three months before or 18 months following the effective date of a Change in Control. Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination.

(h)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i)            “Involuntary Termination Without Cause” means, with respect to a Participant, an involuntary termination of employment by the Company other than for one of the following reasons:

(i)                the willful and continued failure of the Participant to perform substantially the Participant’s duties to the Company as those duties exist on the date of the Change in Control (or the date of termination, if earlier), other than any failure resulting from circumstances outside the Participant’s control, or from incapacity of the Participant due to physical or mental illness or disability, or following the Participant’s delivery of a Constructive Termination Notice, after a written demand for substantial performance is delivered to the Participant, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties satisfactorily, and provided that the Company demonstrates that such failure has a demonstrably harmful impact on the Company or its reputation, and provided further that the Participant has been given a period of at least 30 days to cure his failure in performance. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action was in the best interests of the Company or the Subsidiary; or

(ii)               the Participant’s gross negligence or breach of fiduciary duty to the Company involving personal profit, personal dishonesty or recklessness, or the Participant’s material breach of any agreement with the Company, including a material violation of Company policies and procedures, provided that such termination of employment occur within 12 months following the Company’s discovery of such event; or

(iii)              the Participant’s conviction (which has become final) or entry of a plea of guilty or nolo contendere regarding an act that would be deemed a felony under California or Federal criminal statutes (or any comparable criminal laws of any jurisdiction in which the Participant is permanently employed by the Company or a Subsidiary) that has a demonstrably harmful impact on the Company’s business or reputation, as determined in good faith by the Company’s Executive Compensation Committee, provided that such termination occur within 12 months following the Company’s discovery of such event.

(j)            “Participant” means any person employed by the Company who is selected by the Plan Administrator to participate in the Plan. The determination by the Plan Administrator, in its sole discretion, shall be binding and conclusive on all persons.

(k)           “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is a Participant in the Plan, substantially in the form of Exhibit A hereto.

(l)             “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(m)          “Subsidiary” or “Subsidiaries” means those Cubic entities which comprise the business units of Cubic Global Defense, Cubic Mission Solutions and Cubic Transportation Systems. and any other entity that is designated by the Plan Administrator as a “Subsidiary” for purposes of this Plan.

(n)           “Substantial Portion of the Property” means the sale of assets for an amount totaling at least 51% of the aggregate consolidated book value of the assets of the Company or a Subsidiary as set forth on the consolidated balance sheet of the Company or on the balance sheet of a Subsidiary for its most recent year end, as certified by its regular independent certified public accountants.

(o)           “Target Bonus” means, with respect to a Participant, the Participant’s target bonus opportunity as in effect immediately prior to the Change in Control or immediately prior to the Participant’s termination of employment, whichever is greater, without consideration of any reduction constituting a Constructive Termination, (i) at the annualized rate in effect for the fiscal year in which the Participant's Covered Termination occurs and (ii) assuming one hundred percent (100%) achievement of the Participant's and the Company’s performance objectives, if any. Notwithstanding the foregoing, the Participant's Target Bonus for purposes of the Plan shall be deemed to be the amount received as a bonus by the Participant for the Company’s fiscal year preceding the date of the Covered Termination if a target bonus has not been established for the then current fiscal year.

SECTION 3.	ELIGIBILITY FOR BENEFITS

(a)           General Rules. Subject to the provisions set forth in this Section and Section 6, in the event of a Covered Termination, the Company will provide the severance benefits described in Section 4 of the Plan to the affected Participant. A copy of the Company’s U.S. Severance Plan for Participants in the Transition Protection Plan, as in effect on the Effective Date (the “U.S. Severance Plan for TPP Participants”) applicable to the Participants is set forth herein as Attachment 1. To the extent that there is a difference in the U.S. Severance Plan for TPP Participants and the terms of this Plan with respect to the benefits payable under this Plan, the terms of this Plan shall prevail. Promptly upon an employee becoming a Participant, the Company shall deliver to the Participant a Participation Notice.

(b)           Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is a Participant, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(i)                The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 6(b) below does not entirely eliminate benefits under this Plan.

(ii)               The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an Affiliate of the Company.

(iii)              The employee is offered, and accepts, immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a Change in Control. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not suffer a lapse or reduction in pay or benefits (including coverage under this Plan) as a result of the change in ownership of the Company or the sale of its assets.

(iv)              The employee does not confirm in writing that he or she shall be subject to the Company’s Employee Inventions & Secrecy Agreement within 60 days following the date of his or her termination of employment.

(c)           Termination of Benefits. A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Company:

(i)                willfully breaches a material provision of the Participant’s Employee Inventions & Secrecy Agreement with the Company, as referenced in Section 3(b)(iv);

(ii)               encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii)              materially induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

If a Participant is in doubt as to whether a proposed activity may be described in Section 3(c)(i) – (iii), then such Participant shall have the right to request an interpretation by the Company. Such request shall be made by giving notice to the Company. Unless notice that such activity is described in Section 3(c)(i)-(iii) is provided to the Participant within 45 days after the date of such Participant’s notice, then such activity shall not be deemed to be described in this Section 3(c)(i)- (iii).

SECTION 4.	AMOUNT OF BENEFITS

(a)           Cash Severance Benefits. Each Participant who incurs a Covered Termination shall be entitled to receive a cash severance benefit equal to the sum of (i) the number of months of his or her Base Salary set forth in such Participant’s Participation Notice (the “Severance Period”), plus (ii) his or her Target Bonus, multiplied by the multiplier set forth in such Participant’s Participation Notice, plus (iii) his or her Target Bonus, prorated for the portion of such fiscal year that has elapsed prior to the date of such Covered Termination. Any cash severance benefits provided under this Section 4(a) shall be paid pursuant to the provisions of Section 5.

(b)          Accelerated Stock Award Vesting and Extended Exercisability of Stock Options. With respect to equity awards granted on or after the Effective Date, and unless otherwise expressly provided in an equity award agreement, if a Participant incurs a Covered Termination, then effective as of the date of the Participant’s Covered Termination (or, if such Covered Termination occurs prior to a Change in Control, then effective as of the date of such Change in Control), (i) the vesting and exercisability of all outstanding equity awards that are held by the Participant on such date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other equity award granted to the Participant by the Company shall lapse. Notwithstanding the foregoing, and for the avoidance of doubt, the terms of this Plan do not apply to any restricted stock units granted to a Participant, including any restricted stock units the vesting of which is performance-based, and any acceleration of such awards upon a termination of a Participant's employment shall be solely governed by the terms of the award agreement governing such awards and not by this Section 4(b).

In addition, the post-termination of employment exercise period of any outstanding option granted on or after May 6, 2020 and held by the Participant on the date of his or her Covered Termination shall be extended, if necessary, such that the post-termination of employment exercise period shall not terminate prior to the later of (i) the date 12 months after the effective date of the Covered Termination or (ii) the post-termination exercise period provided for in such option; provided, however, that such option shall not be exercisable after the expiration of its maximum term.

(c)           Continued Medical Benefits. If a Participant incurs a Covered Termination and the Participant was enrolled in a health, dental, or vision plan sponsored by the Company immediately prior to such Covered Termination, the Participant may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify the Participant of any such right to continue such coverage at the time of termination pursuant to COBRA. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Company pays, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.

If a Participant timely elects continued coverage under COBRA, the Company shall pay the full amount of the Participant’s COBRA premiums on behalf of the Participant for the Participant’s continued coverage under the Company’s health plans (including any dental care plans, but excluding any vision care plans maintained by the Company), including coverage for the Participant’s eligible dependents, during the lesser of: (i) the number of months of continued medical benefits set forth in such Participant’s Participation Notice, or (ii) 18 months following the date of Participant's Covered Termination; provided, however, that no such COBRA benefit shall be made following (x) the Participant’s death except as necessary to continue the Plan's remaining COBRA benefit solely for the Participant’s surviving spouse and eligible dependents or (y) the effective date of the Participant’s coverage by a health plan of a subsequent employer (the “COBRA Benefit Period”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Participant under its group medical and dental plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining monthly COBRA benefit shall thereafter be paid to Participant in substantially equal taxable monthly installments over the COBRA Benefit Period (or the remaining portion thereof). Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a health plan of a subsequent employer. Upon the conclusion of the COBRA Benefit Period, the Participant will be responsible for the entire COBRA premium required to continue coverage under COBRA.

For purposes of this Section 4(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any premiums that are paid by the Company shall not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(d)           Other Employee Benefits. During a Participant’s Severance Period, the Participant shall not be entitled to reimbursement for fringe benefits other than as provided in this Plan, nor shall the Participant be entitled to receive any payments or other compensation attributable to vacation periods that would have been earned had Participant’s employment continued during the Severance Period. A Participant's participation in all tax-deferred or tax qualified retirement and cafeteria plans shall cease upon termination of employment. All other employee benefits not described in this Section 4 shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(e)           Outplacement Services. Upon a Covered Termination, for a period not to exceed the Severance Period, the Company shall pay an appropriate executive out placement service up to the amount listed in such Participant’s Participation Notice for its services rendered to the Participant during the period following Participant's termination specified in such Participant's Participation Notice, which amounts shall be payable on an as-incurred basis.

(f)            Moving Expenses. If within 24 months prior to the Change in Control a Participant had relocated his or her personal residence at the request of the Company, then upon such Participant’s Covered Termination the Company shall pay all costs and expenses of relocating the Participant, his or her household goods and his or her family to a location of the Participant’s choice, provided that the cost of such relocation shall not exceed the cost to relocate to the city in which his or her immediately previous residence was located, and provided further that such costs and expenses would otherwise be deductible under Code Section 217. If the Participant had purchased a residence when he or she relocated, the Company shall also reimburse the Participant for the reasonable costs of sale of such new residence in accordance with the Company’s relocation policies in existence immediately before the Change in Control. All such amounts shall be grossed up for federal and state income taxes, which tax gross up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). The foregoing amounts eligible for reimbursement must be incurred by and paid to Participant not later than December 31st of the year following the year in which the expense was incurred.

(g)          Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b), 4(c), 4(d), 4(e), and 4(f), to Participants; provided that the Company shall communicate in writing on behalf of the Board to such Participants who become entitled to such benefits; and provided further that the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.

SECTION 5.	TIME AND FORM OF SEVERANCE PAYMENTS.

(a)           General Rules. Subject to Section 5(b), any cash severance benefit provided under clauses (i) and (ii) of Section 4(a) shall be paid in equal installments pursuant to the Company’s regularly scheduled payroll periods over the applicable Severance Period, with such installments commencing on the first regularly-scheduled Company payroll date occurring on or after the 60th day following the effective date of a Participant’s Covered Termination (or, if such Covered Termination occurs prior to a Change in Control, then commencing on the first regularly-scheduled Company payroll date occurring on or after the later of (i) the 60th day following the effective date of such Participant’s Covered Termination, or (ii) the date of such Change in Control) (with the first such installment to include any payments that would otherwise have been paid in accordance with the Company’s payroll practices during any such 60-day period). Subject to Section 5(b), any cash severance benefit provided under clause (iii) of Section 4(a) shall be paid in a single lump sum payment on the first regularly-scheduled Company payroll date occurring on or after the 60th day following the effective date of a Participant’s Covered Termination (or, if such Covered Termination occurs prior to a Change in Control, then on the first regularly-scheduled Company payroll date occurring on or after the later of (i) the 60th day following the effective date of such Participant’s Covered Termination, or (ii) the date of such Change in Control) (but in no event more than 75 days following the date of such Covered Termination). In the event of a Participant’s death prior to receiving all installment payments of his or her cash severance benefit under Section 4(a), any remaining installment payments shall be made to the Participant’s estate on the same payment schedule as would have occurred absent the Participant’s death. In no event shall payment of any Plan benefit be made prior to the effective date of the Participant’s Covered Termination or prior to the effective date of the release described in Section 7(a).

(b)	Application of Section 409A.

(i)               To the extent applicable, this Plan shall be interpreted and applied consistently with and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Plan Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Plan Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Plan Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 5(b)(i) shall not create any obligation on the part of the Plan Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

(ii)              Notwithstanding anything herein to the contrary, to the extent any payments to a Participant pursuant to this Plan constitute “non-qualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable pursuant to such sections unless the Participant's termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the Separation from Service occurs.

(iii)             If a Participant, at the time of his or her Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(h), to the extent that the Plan Administrator determines that delayed commencement of any portion of such amounts payable to the Participant is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Participant's compensation or benefits payable under this Plan shall not be provided to the Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant's Separation from Service, (B) the date of the Participant's death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to the Participant within 30 days following such expiration, and any remaining payments due under this Plan shall be paid as otherwise provided herein. The determination of whether a Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service shall made by the Plan Administrator in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(iv)             To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(v)              For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

SECTION 6.	LIMITATIONS ON BENEFITS.

(a)          Release. In order to be eligible to receive benefits under the Plan, a Participant also must execute a general waiver and release in substantially the form attached hereto as Exhibit B and such release must become effective in accordance with its terms no later than 60 days following the date of Participant's Covered Termination. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b)          Certain Reductions. Except as otherwise expressly provided herein, including Section 3(b)(i), the benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company that may arise out of a Participant’s termination of employment in the event of a Covered Termination, and the Plan Administrator shall so construe and implement the terms of the Plan.

(1)               The Company, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii)  any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment.

(2)               Except as otherwise expressly provided herein, including Section 3(b)(i), any severance benefits payable to a Participant under this Plan shall be the sole severance benefits payable by the Company or an Affiliate of the Company to a Participant as a result of a Covered Termination, and shall supersede any severance benefits under any other policy, plan, program, agreement or arrangement, including, without limitation, the U.S. Severance Plan for TPP Participants as in effect on the Effective Date, unless the separate written policy, plan, program, agreement or arrangement expressly states the Participant is entitled to severance benefits under such policy, plan, program, agreement or arrangement in addition to those provided under this Plan. For the avoidance of doubt, if a Participant incurs a Covered Termination and is eligible to receive any severance benefits under the U.S. Severance Plan for TPP Participants, in no event shall the aggregate severance benefits payable to such Participant under the U.S. Severance Plan for TPP Participants and this Plan a result of such Covered Termination exceed the aggregate severance benefits payable under this Plan a result of such Covered Termination. Any cash severance benefits provided under this Section 4(a) shall be paid pursuant to the provisions of Section 5.

(3)               The Company’s decision to apply any of the foregoing reductions to the severance benefits of one Participant and the amount and manner of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts and in the same manner to the severance benefits of any other Participant, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory or other contractual obligations.

(4)               Any such reductions or offsets shall be undertaken in a manner so that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(c)           Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d)           Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. The payments pursuant to this Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

(e)          Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness, provided that any such offset does not violate Section 409A of the Code.

SECTION	7. PARACHUTE PAYMENTS.

(a)           Best Pay Provision. If any payment or benefit (including payments or benefits pursuant to this Plan) that a Participant would receive in connection with a Change in Control or otherwise (a “Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amount of the Payment is paid to such Participant, which of the following two alternative forms of payment would maximize the Participant’s after-tax proceeds: (A) payment in full of the entire amount of the Payment including any amounts to be paid to the Participant pursuant to this Plan (a “Full Payment”), or (B) payment of only a part of the Payment so that the Participant receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Participant shall have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. In the event that acceleration of compensation from the Participant’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the Participant elects in writing a different order for cancellation.

(b)           Determination. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)           Timing for Determination. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

SECTION 8.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION

(a)           Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)           Term of Plan. The term of this Plan shall be the period commencing on the Effective Date and ending on December 31, 2022, provided, however, that commencing on January 1, 2021, and on each January 1 thereafter (a “Renewal Date”), the term of this Plan shall be extended so as to terminate three years from such Renewal Date if, and only if, at any time during the calendar year prior to the Renewal Date the Company’s Executive Compensation Committee (or its Board) resolves to extend the term for an additional year.

(c)           Amendment or Termination. The Company’s Executive Compensation Committee may amend the Plan to reduce the benefits provided under Section 4 or may provide that a person who is a Participant shall no longer be a Participant; provided, however, that, unless a Participant consents to any such action, if the Company’s Executive Compensation Committee either amends the Plan to reduce the benefits provided under Section 4 or makes an affirmative determination that an employee shall no longer be a Participant, then such action shall become first effective on the 3rd anniversary of such determination; provided that, within 30 days before or after such action, the Company gives the Participant notice of such event. The determination of whether to reduce the benefits provided in Section 4 or whether an employee shall no longer be a Participant shall be made by the Company’s Executive Compensation Committee, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(d)           Amendments to Comply with Law. Regardless of whether such action would be deemed to impair a Participant’s rights under the Plan, the Company’s Executive Compensation Committee may amend the Plan in any way to comply with applicable legal requirements. Except as expressly provided herein, the Company’s Executive Compensation Committee may amend the Plan at any time; provided that no such amendment may impair the rights of a Participant without such Participant’s consent.

SECTION 9.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 10.	LEGAL CONSTRUCTION.

This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

SECTION 11.	CLAIMS, INQUIRIES AND APPEALS.

(a)          Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the U.S. Department of Labor regulations thereunder. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator shall have the right to delegate its duties under this Section 11 and all references to the Plan Administrator shall be a reference to any such delegate, as well.

(b)          Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).

(c)          Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review of the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)        a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)        an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a description of the applicable arbitration provisions and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a final denial on review of the claim.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(d)           Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a written request for a review to the Plan Administrator within 60 days after the application is denied. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may request the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. An applicant who submits additional information in connection with an appeal from the denial of benefits shall do so at the applicant's own expense. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)           Decision on Review. The Plan Administrator will conduct a full and fair review of the initial benefit determination. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)         a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)         a description of the applicable arbitration provisions and the deadline for initiating an arbitration proceeding, as well as a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

SECTION 12.	ARBITRATION

(a)          Any applicant’s claim remaining unresolved after exhaustion of the procedures in Section 11 (and to the extent permitted by law, any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration in San Diego, California, by a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes (the "Rules") of the American Arbitration Association (the "AAA"). The Rules may be found online at www.adr.org and will be provided to a Participant upon request. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. No depositions may be taken. The arbitrator, in reviewing the decision of the Plan Administrator or its delegate pursuant to Section 11, shall apply the standard of a reviewing court under ERISA, namely that such decision shall be affirmed unless the arbitrator finds it to be arbitrary and capricious. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration, except that the Company shall reimburse the Participant for his or her attorney’s fees, up to a maximum of $20,000. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne by the Company.

(b)          Except as otherwise specifically provided in this Plan, the provisions of this Section 12 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan, including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this Section 12; provided, however, that a Participant shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Plan; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further that a Participant shall not be entitled to obtain any monetary relief through such agencies other than workers' compensation benefits or unemployment insurance benefits. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

(c)          The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, no Eligible Employee or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding, all relevant statutes of limitation apply. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan. The Company and each Participant hereby expressly waive their right to a jury trial.

SECTION 13.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, so all benefits under the Plan shall be paid by the Company from its general assets.

SECTION 14.	OTHER PLAN INFORMATION.

(a)           Plan Sponsor. The Plan Sponsor is the Company.

(b)           Employer and Plan Identification Numbers. The Company's Employer Identification Number is 95-1678055. The Plan Number is 520.

(b)           Plan Year. The Plan year is the 12 month period beginning on October 1 and ending on September 30.

(c)           Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Cubic Corporation
Attn: General Counsel
9333 Balboa Avenue

San Diego, California 92123

(d)          Plan Administrator. The Plan Administrator of the Plan is the Company's Board or the Executive Compensation Committee of the Board. Its address is:

Cubic Corporation
Attn: General Counsel
9333 Balboa Avenue

San Diego, California 92123

The Plan Administrator’s telephone number is (858) 277-6780. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Cubic Corporation) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 15 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suite in a state or Federal court or exercise such other rights as are described in this Plan.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 16.	GENERAL PROVISIONS.

(a)           Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 11(a) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)           Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)          Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)          Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)           Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

(f)            Taxes. Federal, state, and local taxes will be deducted from all payments under this Plan in accordance with applicable law.

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SECTION 17.	EXECUTION.

To record the adoption of the Plan as set forth herein, Cubic Corporation has caused its duly authorized officer to execute the same as of the Effective Date.

CUBIC CORPORATION

/s/ Hilary Hageman
Hilary Hageman
SVP, General Counsel & Corporate Secretary

EXHIBIT A

CUBIC CORPORATION
TRANSITION PROTECTION PLAN
PARTICIPATION NOTICE

To:

Date:

Cubic Corporation (the “Company”) has adopted the Cubic Corporation Transition Protection Plan (the “Plan”), as amended and restated effective October 10, 2020. The Company is providing you with this Participation Notice to inform you that, given your position at the Company, you qualify as a participant in the Plan, subject to all eligibility criteria set forth in the Plan. A copy of the Plan document, which also constitutes a summary plan description, is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail. Subject to the provisions of the Plan, the details of your Plan benefits, as described in Section 4 of the Plan, are as follows:

Cash Severance Benefit:

24 months Base Salary

2x Target Bonus

Pro-rated Target Bonus (as provided in Section 4(a) of the Plan)

Continued Medical Benefits: 18 months, or such earlier date as you shall secure subsequent employment that shall provide you with substantially similar medical benefits.

Outplacement Services. Up to $6,000 over 12 months.

Please retain a copy of this Participation Notice, along with the Plan document, for your records.

CUBIC CORPORATION

/s/ Hilary Hageman
Hilary Hageman
SVP, General Counsel & Corporate Secretary

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The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice and the Plan and agrees to his or her participation in the Plan on the terms described herein and therein.

Signature:

Name:

Title:

2

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Cubic Corporation Transition Protection Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the generality of the foregoing, I do not release any claims that cannot be released as a matter of applicable law, including the following claims: (1) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (2) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (3) claims pursuant to the terms and conditions of the federal law known as COBRA; (4) claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to my liability as an employee, director or officer of the Company; (5) claims based on any right I may have to enforce the Company’s executory obligations under the Plan; (6) my right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that I do release my right to secure any damages for such alleged discriminatory treatment; (7) claims I may have to vested or earned compensation and benefits; and (8) my right to communicate or cooperate with any governmental agency.

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If I am over the age of 40 years at the time of a Covered Termination (as that term is defined in the Plan), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have 21 days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this Release.

If I am not over the age of forty years at the time of a Covered Termination (as that term is defined in the Plan), I understand and agree that I will have 10 days to consider and execute this Release and that it shall be effective upon such execution.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him would have materially affected his settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

I further understand that I will not be given any severance benefits under the Plan unless this Release is effective on or before the date the date that is 60 days following the date of my Covered Termination.

Signature:

Name:

Title:

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ATTACHMENT 1

CUBIC CORPORATION

U.S. SEVERANCE PLAN FOR TRANSITION PROTECTION PLAN PARTICIPANTS

Effective May 6, 2020

SECTION 1.	PURPOSE

This Cubic Corporation U.S. Severance Plan for Transition Protection Plan Participants (the “Plan”) is effective May 6, 2020 (the “Effective Date”).

This Plan is established to provide severance benefits to assist employees who are participants in that certain Cubic Corporation Transition Protection Plan, as amended and restated (the “Transition Protection Plan”), who are terminated from employment due to no fault of their own. When severance benefits are offered in accordance with this Plan, it is with the intent to treat employees fairly and with consideration of their years of service to Cubic Corporation (the “Company”) and its U.S. affiliates. This document also is the Summary Plan Description for the Plan.

SECTION 2.	SCOPE

This Plan applies to the Company and all of its U.S. affiliates (the “Participating Companies”).

SECTION 3.	COVERED TERMINATIONS

Eligible employees will be offered severance benefits under the provisions of this Plan when their employment is terminated, due to no fault of their own, for one or more of the following qualifying reasons (a “Covered Termination”):

•	Reduction in force, or layoff,
•	Job elimination,
•	Reorganization or restructure, or
•	Lack of work.

Employees who leave a Participating Company voluntarily, fail to return from an approved leave of absence, retire, become disabled, or die, or who are terminated due to poor performance, poor productivity, policy violations, misconduct or related reasons, shall not be deemed to have a Covered Termination and are not eligible for severance benefits under this Plan.

SECTION 4.	ELIGIBILITY

(a)        Eligible Employees. All employees who are participants in the Transition Protection Plan and are employees of the Participating Companies are eligible for severance benefits under this Plan, unless such individuals are classified as contingent workers. Individuals who provide services to the Company but are not Company employees, such as agency temps and independent contractors, are not eligible for severance benefits under this Plan. Employees who are eligible employees under this Plan shall not be eligible employees under the Company’s U.S. Severance Policy and such policy is hereby amended to be consistent with this provision.

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(b)           Exceptions to Benefit Entitlement.

(i)             Employees entitled to severance pay and benefits (or similar separation benefits) under the terms of a separate written agreement (e.g., offer letter, employment contract, change-in-control agreement or plan) are not eligible for severance pay or benefits under this Plan unless the separate written agreement expressly states the employee is entitled to severance benefits under this Plan in addition to those provided under such separate agreement.

(ii)            In addition, an eligible employee who is a participant in the Company’s Transition Protection Plan shall not be eligible for any severance pay and benefits hereunder during the period commencing on the occurrence of a Change in Control (as defined below) and ending on the date that is 18 months following the effective date of a Change in Control. Further, for the avoidance of doubt, if an eligible employee incurs a Covered Termination and is eligible to receive any severance benefits under the Company's Transition Protection Plan, in no event shall the aggregate severance benefits payable to such eligible employee under this Plan and the Transition Protection Plan as a result of a Covered Termination exceed the aggregate severance benefits payable under the Transition Protection Plan a result of such Covered Termination. For purposes of this Plan, a “Change in Control” shall have the meaning given to such term in the Company's Transition Protection Plan as in effect on the Effective Date.

(iii)           An eligible employee will not be eligible for any severance pay and benefits hereunder if such employee is offered, and accepts, immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a Change in Control (as defined above). For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not suffer a lapse or reduction in pay or benefits (including coverage under this Plan) as a result of the change in ownership of the Company or the sale of its assets.

(iv)          The amount of severance offered under this Plan will depend upon the employee’s length of service with the Participating Companies, as described below. If an eligible employee does not participate in the Company’s medical and dental plans on the date of his or her Covered Termination, then only severance pay will be provided, not COBRA benefits or a cash equivalent.

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SECTION 5.	SEVERANCE BENEFITS

Eligible employees will be offered severance benefits, as described below, based upon their years of service with the Company upon a Covered Termination under the terms of this Plan.

All severance pay and benefits offered under this Plan are expressly conditioned on the employee: (1) timely signing and returning a Separation Agreement and General Release (“Separation Agreement”) in the form provided by the Company; (2) not revoking the Separation Agreement, if a revocation period is provided; and (3) complying with all terms and conditions of the Separation Agreement. The Separation Agreement must become effective in accordance with its terms within 60 days following an eligible employee's termination of employment in order for such eligible employee to be eligible to receive severance benefits under this Plan.

(a)           Severance Pay.

(i)             Eligible employees who experience a Covered Termination will be eligible for severance pay as follows:

(A)           Eligible employees with less than three full years of service with the Company will be offered severance pay in the amount of two weeks of their regular base compensation.

(B)           Eligible employees who have completed three or more full years of service with the Company will be offered severance pay in the amount of one week of their regular base compensation for each full year of service. For example, an employee with six and one-half years of service will be offered six weeks of severance pay.

(C)           Eligible employees in the position of Vice President or above will be offered severance pay according to the above terms, or 12 weeks of severance pay, whichever is greater.

The number of weeks for which an eligible employee is offered severance pay pursuant to this Section 5(a) is referred to as the “Severance Period.”

(ii)           Subject to Section 5(f), any cash severance benefit provided under this Section 5(a) shall be paid in installments pursuant to the Company’s regularly scheduled payroll periods over the applicable Severance Period, with such installments commencing on the first regularly-scheduled Company payroll date occurring on or after the 60th day following the effective date of an employee's Covered Termination (with the first such installment to include any payments that would otherwise have been paid in accordance with the Company’s payroll practices during such 60-day period) and shall be subject to all applicable withholding for federal, state and local taxes. In the event of an employee's death prior to receiving all installment payments of his or her cash severance pay under Section 5(a), any remaining installment payments shall be made to the employee's estate on the same payment schedule as would have occurred absent the employee's death. In no event shall payment of any Plan benefit be made prior to the effective date of the employee's Covered Termination or prior to the effective date of the Separation Agreement described above.

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(b)           COBRA Benefit.

(i)             Eligible employees who are participating in the Company’s health insurance benefits at the time of their Covered Termination will be offered a Company subsidy as provided in this Section 5(b) towards payment of continued medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period determined by their full years of service (except as limited below) (the “COBRA Benefit Period”) as follows:

Full Years of Service	COBRA Benefit Period
21+ years	12 months
16 — 20 years	10 months
11 — 15 years	6 months
6 — 10 years	4 months
3 — 5 years	3 months
0 — 2 years	2 months

Eligible employees in the position of Vice President or above will be offered COBRA benefits in accordance with the above schedule, or three (3) months of COBRA benefits, whichever is greater.

(ii)            If an eligible employee is eligible for a COBRA benefit under this Section 5(b) and timely elects continued coverage under COBRA, then, during the COBRA Benefit Period, the Company shall pay on a monthly basis an amount equal to (A) the eligible employee's monthly COBRA premium under the Company’s medical and dental plans (but excluding any vision care plans maintained by the Company) for the eligible employee and the eligible employee's eligible dependents who were covered under the Company's medical and dental plans as of the date of the eligible employee's Covered Termination, less (B) the amount the eligible employee would have had to pay for group medical and dental coverage for the eligible employee and such eligible dependents based on the cost sharing levels for the eligible employee in effect on the date of eligible employee's Covered Termination; provided, however, that no COBRA benefit shall be made following (x) the eligible employee's death, except as necessary to continue to provide the foregoing COBRA benefit for the remainder of the COBRA Benefit Period solely for the eligible employee's surviving spouse and eligible dependents or (Z) the effective date of the eligible employee's coverage by a health plan of a subsequent employer. Each eligible employee shall be required to notify the Company immediately if the eligible employee becomes covered by a health plan of a subsequent employer.

(iii)           Notwithstanding the foregoing, (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover an eligible employee under its group medical and dental plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining monthly COBRA benefit shall thereafter be paid to such employee in substantially equal taxable monthly installments over the COBRA Benefit Period (or the remaining portion thereof).

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(iv)          Upon the conclusion of the COBRA Benefit Period, the eligible employee will be responsible for the payment of the entire COBRA premium for the duration of the period during which the eligible employee remains eligible for COBRA.

(v)           For purposes of this Section 5(b), (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any premiums that are paid by the Company shall not include any amounts payable by the eligible employee under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the employee.

(c)           Calculation of Severance Pay and Benefits.

(i)             The Company will determine severance pay and benefits based upon the employee’s hire date or adjusted service date, as applicable. Incomplete years of service will be rounded up to a full year of service only when an employee’s anniversary date of employment will occur within 60 days following the date of termination.

(ii)            Weekly base compensation for salaried employees is calculated by dividing the employee’s current annual base salary by 52. Weekly base compensation for full-time hourly employees is calculated by multiplying their current hourly rate by 40. Weekly base compensation for part-time employees is calculated by multiplying their current hourly rate by 20.

(iii)           For employees who have worked both full-time and part-time during their tenure at the Company, severance corresponding to years of part-time service will be paid at the employee’s final pay rate based on 20 hours per week; and severance corresponding to years of full-time service will be paid at the employee’s final pay rate based on 40 hours per week. For example, if an employee worked part-time for 3.5 years and full time for 5.2 years, she would receive 3 weeks of severance pay at 20 hours times her final rate, plus five weeks of severance pay at 40 hours times her final rate, for a total of 260 hours of severance pay.

(iv)          Offering severance pay or COBRA benefits beyond what is provided in this Plan requires the approval of at least two levels of management.

(d)           Career Transition Services. Eligible employees separated from employment as part of a group layoff, who are not offered employment by a successor employer, will be provided with paid career transition services from an organization selected by the Company for a period of time to be selected by the Company. Career transition services may be offered under other circumstances at the discretion of the respective business unit. The Company's provision of career transition services may be conditioned upon the employee executing a Separation Agreement.

(e)            Rehires. If an employee is terminated and receives a severance payment, and is then subsequently rehired by a Participating Company and again terminated and entitled to severance benefits under this Plan, the amount of the second severance will be based on the rehire date, not the original date of employment. Employees will not receive severance pay or benefits twice for the same years of service.

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(f)            Application of Section 409A.

(i)             To the extent applicable, this Plan shall be interpreted and applied consistently with and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Plan Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Plan Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Plan Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 5(f)(i) shall not create any obligation on the part of the Plan Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

(ii)            Notwithstanding anything herein to the contrary, to the extent any payments to an eligible employee pursuant to this Plan constitute “non-qualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable pursuant to such sections unless the eligible employee's termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A- 1(h) and any successor provision thereto) (a “Separation from Service”). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of the employee's second taxable year following the taxable year in which the Separation from Service occurs.

(iii)           If an employee, at the time of his or her Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(h), to the extent that the Plan Administrator determines that delayed commencement of any portion of such amounts payable to the employee is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the employee's compensation or benefits payable under this Plan shall not be provided to the employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the employee's Separation from Service, (B) the date of the employee's death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to the employee within 30 days following such expiration, and any remaining payments due under this Plan shall be paid as otherwise provided herein. The determination of whether an employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service shall made by the Plan Administrator in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

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(iv)          To the extent that any payments or reimbursements provided to an employee under the Plan are deemed to constitute compensation to the employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(v)           For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which an employee is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

SECTION 6.	LIMITATIONS ON BENEFITS.

(a)           Certain Reductions. Except as otherwise expressly provided herein, including Sections 4(b)(i) and (ii), the benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Participating Companies that may arise out of an employee's termination of employment in the event of a Covered Termination, and the Plan Administrator shall so construe and implement the terms of the Plan.

(i)             The Company, in its sole discretion, shall have the authority to reduce an employee's severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the employee by the Participating Company that become payable in connection with the employee’s termination of employment pursuant to (A) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (B) any Company policy or practice providing for the employee to remain on the payroll for a limited period of time after being given notice of the termination of the employee’s employment.

(ii)            Except as otherwise expressly provided herein, including Sections 4(b)(i) and (ii), any severance benefits payable to an employee under this Plan shall be the sole severance benefits payable by the Company or an affiliate of the Company to an employee as a result of a Covered Termination, and shall supersede any severance benefits under any other policy, plan, program, agreement or arrangement, unless this Plan or the separate written policy, plan, program, agreement or arrangement expressly states the employee is entitled to severance benefits under such policy, plan, program, agreement or arrangement in addition to those provided under this Plan.

(iii)           The Company’s decision to apply any of the foregoing reductions to the severance benefits of one employee and the amount and manner of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts and in the same manner to the severance benefits of any other employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory or other contractual obligations.

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(iv)          Any such reductions or offsets shall be undertaken in a manner so that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(c)            Mitigation. Except as otherwise specifically provided herein, an employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an employee as a result of employment by another employer or any retirement benefits received by such employee after the date of the employee's termination of employment with the Participating Company.

(d)           Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no employee is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. The payments pursuant to this Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or benefits to which an employee may be entitled for the period ending with the employee's Covered Termination.

(e)           Indebtedness of Employees. If an employee is indebted to any Participating Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness, provided that any such offset does not violate Section 409A of the Code.

SECTION 7.	PARACHUTE PAYMENTS.

(a)           Best Pay Provision. If any payment or benefit (including payments or benefits pursuant to this Plan) that an employee would receive in connection with a Change in Control or otherwise (a “Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amount of the Payment is paid to such employee, which of the following two alternative forms of payment would maximize the employee’s after-tax proceeds: (A) payment in full of the entire amount of the Payment including any amounts to be paid to the employee pursuant to this Plan (a “Full Payment”), or (B) payment of only a part of the Payment so that the employee receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in the employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the employee shall have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits shall occur in the following order unless the employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the employee. In the event that acceleration of compensation from the employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the employee elects in writing a different order for cancellation.

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(b)           Determination. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)            Timing for Determination. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the employee within 15 calendar days after the date on which the employee’s right to a Payment is triggered (if requested at that time by the Company or the employee) or such other time as requested by the Company or the employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the employee with an opinion reasonably acceptable to the employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the employee.

SECTION 8.	EFFECTIVE DATE OF PLAN; PLAN ADMINISTRATOR; RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION

(a)            Term of Plan. This Plan will be effective as of the Effective Date and shall continue until the earlier of (i) the date it is terminated by the Executive Compensation Committee of the Company’s Board of Directors (the “Board”) or the Board or (ii) the date on which all benefits payable under the Plan have been paid.

(b)           Plan Administrator. The Plan shall be administered by the “Plan Administrator.” For purposes of this Plan, the “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Executive Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator. In addition, the Plan Administrator may delegate authority to administer this Plan to a committee of one or more officers of the Company with respect to any eligible employees who are not executive officers of the Company.

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(c)           Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(d)           Amendment or Termination. The Company’s Executive Compensation Committee may amend or terminate the Plan at any time in its sole discretion; provided, however, that, following a Change in Control, no such termination or amendment shall impair an eligible employee's rights to benefits under the Plan, as in effect prior to such termination or amendment, without his or her consent, unless at least 18 months' prior written notice has been provided prior to the effective date of such termination or amendment. Regardless of whether such action would be deemed to impair an employee’s rights under the Plan, the Company’s Executive Compensation Committee may amend the Plan in any way to comply with applicable legal requirements.

SECTION 9.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of a Participating Company or (b) to interfere with the right of a Participating Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 10.	LEGAL CONSTRUCTION.

This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SECTION 11.	CLAIMS, INQUIRIES AND APPEALS.

(a)           Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the U.S. Department of Labor regulations thereunder. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator shall have the right to delegate its duties under this Section 11 and all references to the Plan Administrator shall be a reference to any such delegate, as well.

(b)           Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).

(c)           Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review of the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

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(i)            the specific reason or reasons for the denial;

(ii)           references to the specific Plan provisions upon which the denial is based;

(iii)          a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)          an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a description of the applicable arbitration provisions and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a final denial on review of the claim.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(d)           Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a written request for a review to the Plan Administrator within 60 days after the application is denied. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may request the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. An applicant who submits additional information in connection with an appeal from the denial of benefits shall do so at the applicant's own expense. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)           Decision on Review. The Plan Administrator will conduct a full and fair review of the initial benefit determination. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

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(i)             the specific reason or reasons for the denial;

(ii)            references to the specific Plan provisions upon which the denial is based;

(iii)           a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)           a description of the applicable arbitration provisions and the deadline for initiating an arbitration proceeding, as well as a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

SECTION 12.	ARBITRATION

(a)           Any applicant’s claim remaining unresolved after exhaustion of the procedures in Section 11 (and to the extent permitted by law, any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration in San Diego, California, by a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”). The Rules may be found online at www.adr.org and will be provided to an employee upon request. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. No depositions may be taken. The arbitrator, in reviewing the decision of the Plan Administrator or its delegate pursuant to Section 11, shall apply the standard of a reviewing court under ERISA, namely that such decision shall be affirmed unless the arbitrator finds it to be arbitrary and capricious. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration, except that the Company shall reimburse the employee for his or her attorney’s fees, up to a maximum of $20,000. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne by the Company.

(b)           Except as otherwise specifically provided in this Plan, the provisions of this Section 12 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan, including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this Section 12; provided, however, that an employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Plan; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further that an employee shall not be entitled to obtain any monetary relief through such agencies other than workers' compensation benefits or unemployment insurance benefits. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

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(c)            The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, no eligible employee or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding, all relevant statutes of limitation apply. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan. The Company and each employee hereby expressly waive their right to a jury trial.

SECTION 13.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, so all benefits under the Plan shall be paid by the Company from its general assets.

SECTION 14.	OTHER PLAN INFORMATION.

(a)            Plan Sponsor. The Plan Sponsor is the Company.

(b)           Employer and Plan Identification Numbers. The Company’s Employer Identification Number is 95-1678055. The Plan Number 520.

(c)            Plan Year. The Plan year is the 12 month period beginning on October 1 and ending on September 30. However, the first Plan year is a short year, commencing on the Effective Date and ending on September 30, 2020.

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(d)           Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Cubic Corporation

Attn: General Counsel

9333 Balboa Avenue

San Diego, California 92123

(e)           Plan Administrator. The Plan Administrator is the Company’s Board or the Executive Compensation Committee of the Board. Its address is

Cubic Corporation

Attn: General Counsel

9333 Balboa Avenue

San Diego, California 92123

The Plan Administrator’s telephone number is (858) 277-6780. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15.	STATEMENT OF ERISA RIGHTS.

Employees eligible under this Plan (which is a welfare benefit plan sponsored by Cubic Corporation) are entitled to certain rights and protections under ERISA. If you are an eligible employee and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a)            Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each employee with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

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Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suite in a state or Federal court or exercise such other rights as are described in this Plan.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 16.	GENERAL PROVISIONS.

(a)           Notices. Any notice, demand or request required or permitted to be given by either the Participating Company or an employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(e) and, in the case of an employee, at the address as set forth in the Company’s employment file maintained for the employee as previously furnished by the employee or such other address as a party may request by notifying the other in writing.

(b)           Transfer and Assignment. The rights and obligations of an employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

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(c)            Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)           Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)           Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

(f)            Taxes and Impact on Benefit Plans. The Company will be entitled to withhold from any payments or deemed payments hereunder any amount of withholding required by law. Severance benefits will not be treated as compensation for purposes of any Company retirement plan.

SECTION 17.	EXECUTION.

To record the adoption of the Plan as set forth herein, Cubic Corporation has caused its duly authorized officer to execute the same as of the Effective Date.

CUBIC CORPORATION

/s/ Hilary Hageman
Hilary Hageman
SVP, General Counsel & Corporate Secretary

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